UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 31, 2008

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2835 KEMET Way, Simpsonville, SC		29681
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (864) 963-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 – Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 31, 2008, KEMET Corporation (the “Company”) was notified by the NYSE Regulation, Inc. that the Company’s common stock will be suspended from trading on the New York Stock Exchange (“NYSE”) prior to market opening on Friday, January 9, 2009.  The Company is out of compliance with one of the NYSE’s applicable continued listing standards which requires maintaining an average market capitalization of not less than $25 million over a consecutive 30 trading-day period.   Previously, the Company had announced that it had fallen below the NYSE’s continued listing standard concerning share price.  While the Company had six months in which to increase the share price back to compliant levels, NYSE standards do not provide a similar cure period for noncompliance with the market capitalization requirements.  The Company does not intend to appeal the NYSE’s decision and, consequently, it is expected that the common stock will be delisted from the NYSE following the NYSE’s application to the Securities and Exchange Commission.

The Company expects that, following suspension from the NYSE, its common stock will continue to trade and be quoted on the Financial Industry Regulatory Authority’s over-the-counter bulletin board (the “OTCBB”) and/or on the Pink Sheets Inc.’s Pink Quote System (the “Pink Sheets”).  There will be no gap in trading from the NYSE to one of the above over-the counter (“OTC”) markets.  The Company will provide a symbol for OTC trading in a few days.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2009

KEMET Corporation

	By:	/s/ WILLIAM M. LOWE, JR.
	Name:	William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer